Issuer Free Writing Prospectus dated August 27, 2025

Filed Pursuant to Rule 433 of the Securities Act of 1933, as amended

Relating to Preliminary Prospectus dated August 8, 2025

Registration Statement No. 333-281530

Texxon Holding Limited Investor Presentation August 2025 Proposed Nasdaq Ticker: NPT Issuer Free Writing Prospectus dated August 26 , 2025 Filed Pursuant to Rule 433 of the Securities Act of 1933, as amended Relating to Preliminary Prospectus dated August 8 , 2025 Registration Statement No. 333 - 281530

Free Writing Prospectus Statement This free writing prospectus relates to the proposed initial public offering of ordinary shares (“Ordinary Shares”) of Texxon Holding Limited (“we”, “us”, “our” or the “Company”) and should be read together with the registration statement on Form F - 1 (the “Registration Statement”) we initially filed with the U . S . Securities and Exchange Commission (“the “SEC”) on August 14 , 2024 , as amended . The Registration Statement has not yet become effective . The proposed offering of the Company’s securities to be made in the United States will be made solely on the basis of the information contained in the prospectus included in such Registration Statement, as and when declared effective by the Securities and Exchange Commission . Before you invest, you should read the prospectus in the Registration Statement (including the risk factors described therein) and other documents we have filed with the SEC in their entirety for more complete information about us and the offering . You may get these documents for free by visiting EDGAR on the SEC website at http : //www . sec . gov . Alternatively, we or our underwriter will arrange to send you the prospectus if you contact D . Boral Capital LLC . , 590 Madison Ave, 39 th Floor, New York, NY 10022 , or via email : dbccapitalmarkets@dboralcapital . com , or contact Texxon Holding Limited via email : ir@totrade . cn . 2 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss.

This presentation contains forward - looking statements that reflect our current expectations and views of future events . Known and unknown risks, uncertainties and other factors, including those listed under “Risk Factors” in the Registration Statement, may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward - looking statements . You can identify some of these forward - looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “continue” or other similar expressions . We have based these forward - looking statements largely on our current expectations and projections about future events that we believe may affect our financial condition, results of operations, business strategy and financial needs . These forward - looking statements include statements relating to : our goals and strategies ; expected changes in our revenues, expenses or expenditures ; expected growth of the plastics and chemical industries and the supply chain management industry in China and globally ; changes in customer or product mix ; implementation of our expansion plans and our ability to obtain capital resources for our planned growth ; our expansion into new businesses, industries or internationally and undertaking of mergers, acquisitions, investments or divestments ; general economic and political conditions in China and globally, including those related to our industry ; government policies and regulations related to our industry ; and assumptions underlying or related to any of the foregoing . These forward - looking statements are subject to various and significant risks and uncertainties, including those which are beyond our control . Although we believe that our expectations expressed in these forward - looking statements are reasonable, our expectations may later be found to be incorrect . The forward - looking statements made in this presentation relate only to events or information as of the date on which the statements are made in this presentation . Except as required by law, we undertake no obligation to update or revise publicly any forward - looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events . You should thoroughly read this presentation and the documents that we refer to herein with the understanding that our actual future results may be materially different from and worse than what we expect . We qualify all of our forward - looking statements by these cautionary statements . This presentation includes statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties including, but not limited to, an industry report issued by Sublime China Information Co . , Ltd . , a third - party industry research firm in China, containing information regarding the plastics and chemical industries and the supply chain management industry . Industry publications and third - party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information . Statistical data in these publications also include projections based on a number of assumptions . While we believe these industry publications and third - party research, surveys and studies are reliable, you are cautioned not to give undue weight to this information . In addition, the new and rapidly changing nature of the plastics and chemical industries and the supply chain management industry results in significant uncertainties for any projections or estimates relating to the growth prospects or future condition of our industry . Furthermore, if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions . You should not place undue reliance on these forward - looking statements . 3 Forward - looking Statements See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss.

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. Texxon Holding Limited Issuer Ordinary Shares Securities Initial Public Offering Offering Type Nasdaq Capital Market: NPT Proposed Listing: Symbol 2,000,000 Ordinary Shares or 2,300,000 Ordinary Shares if the underwriter exercises the over - allotment option in full Securities Offered • 20,000,000 ordinary shares before the offering • 22,000,000 ordinary shares after the offering; or 22,300,000 ordinary shares, assuming full exercise of the underwriters’ over - allotment option Shares Outstanding $4.00 to $5.00 per Ordinary Share Offering Price $ 9.00 million (based upon an assumed initial public offering priceof $ 4.50 per ordinary share, which is the midpoint of the estimated initial public offering price range)(or $ 10 . 35 million if the underwriter exercises the over - allotment option in full) Gross Proceeds • A pproximately 40% for construction of the Henan Polystyrene Factory, and operations and the expansion of our production facilities at the Henan Polystyrene Factory ; • A pproximately 40% for updating our supply chain management platform ; • A pproximately 20% for working capita l. Use of Proceeds D. Boral Capital LLC. Underwriter 4 Offering Summary

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. Provide a full spectrum of services to Chinese SME customers Technology - Enabled Platform Note: *As of December 31, 2024 . **As of August 8 , 2025. Become the largest one stop plastic and chemical raw material supply chain management platform in China Built an effective User Experience Design process into our platform to improve the customer experience • Coverage in 20 provinces, including Shandong, Henan, Zhejiang, Guangdong, and Shanghai • Major customers in the consumer electronics, Internet of Things, automotive electronics and industrial control segments 5 Company Overview Our Goal • Payments & fulfillment services • Shipping & logistics • Procurement A leading provider of supply chain management services in East China, servicing customers in the plastics and chemical industries . Our revenues are generated from sales of products that our customers purchase on our platform 5 Suppliers One - stop procurement solution platform Customers Sell Our Highlights Revenue Model 2,553 Suppliers* 4,704 Customers* 4,100 SKUs* 11 Registered trademarks**

6 Product Search & Matching Marketing & Promotion Events Placing Orders & Payment Real - time Support Product Recommendation Order Management Delivery Our Platform and Services See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. We provide our customers with comprehensive supply chain management services through our platform, which features enterprise - class multi - account architecture and is accessible via official websites, mobile apps, and WeChat Mini - Programs . We also offer modular supply chain management services . Subscription models for personalized needs Transparent project & account control Real - time synchronization of inventory, pricing, POs Online customs clearance, insurance, CRM, and more Our Platform Encompasses a Comprehensive Suite o f Features

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. We offer a broad range of products, primarily chemical and plastic raw materials, covering over 4,100 SKUs across several chemical sectors and have approximately 2,553 suppliers registered on our platform . * Mainly a lcohols and aromatics chemical raw materials. Mainly used in the production of: o Fabrics o Coatings o Resins Basic Chemicals Plastic Particles Can be used across the entire industry chain, including : o Pipelines and pipes used in infrastructure projects o Daily or food - grade packaging o Agricultural membranes Mainly p olyolefin and chemical polymers. o Beverage packaging o Other downstream products 7 Our Product Offerings Note: *As of December 31, 2024.

Our Customers

N.P.T 网塑科技

Our customers are mainly **domestic SME chemical and plastic raw material purchasers.**

Customer Profile

4,704 registered customers*

1,119 completed transactions**

From downstream industries including:

- Wrapping materials
- Heavy packaging film
- Wire and cable
- Electrical and electronic products
- Automotive components
- Construction
- Others

Customer Expectations & Platform Strengths

Frequent purchases and timely delivery due to short product life cycles and fast-changing trends

Inventory lead time:

- 1H FY2025: ~**2.9** days
- FY2024: ~**2** days
- FY2023: ~**3.1** days

Platform strengths to convert returning customers

- ✓ Wide product sources
- ✓ Price inquiry system
- ✓ One-stop order fulfillment

Credit Risk Management

A systematic credit assessment and risk management system：

- Analyze customers' creditworthiness to minimize default risk.
- In-depth collaboration with PICC to further evaluate and confirm customers' creditworthiness, and insure against the default risk of accounts payable.
- Assign credit sales limits based on PICC-approved amount.

Claims Process

Accounts receivable submitted to PICC system within **10** business days

In case of bankruptcy or overdue >1 month:

- Notify PICC within 10 business days.
- PICC revokes credit limit and initiates claim process.

Note: *As of December 31, 2024. **During the fiscal year ended June 30, 2024.

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

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See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. A range of services to facilitate a seamless customer experience . • Provide user training for our website or application . • Make available product information, user review, and FAQs via mobile apps and WeChat Mini - Program . • Ensure secure payment options and privacy protection . Our commitment to customer satisfaction extends throughout the transaction. Our dedication to customer satisfaction doesn’t end with the transaction. • Gather customer feedback to enhance our products and services . • Provide after - sales services including addressing any post - transaction issues, like returns and exchanges . • R espond to customer comments and suggestions and maintain regular communication to cultivate long - term customer relationships . 01 02 03 Pre - Transaction During the Transaction Post - Transaction 9 Customer Service and Support • Provide real - time support through various channels such as online customer service, live chat support, and telephone hotlines . • Offer order tracking capabilities for real - time order status . • Address logistics queries, returns, and complaints .

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. Note: * As of August 8 , 2025. Fiscal year ended June 30. 10 Our Suppliers Our platform provides cumulative information on more than 4 , 100 plastic and chemical raw material products from approximately 80 brands around the world . * Supplier Registration & Evaluation • Suppliers must register before product info is listed • Evaluation criteria: Price, inventory, product quality fulfillment capability and service; timely supply and fulfillment of authentic products and quality after - sales • Background checks • Close monitoring Supplier Agreements • Description of materials, quantity, quality specifications, standards/certifications • Original factory packaging with intact, undamaged bags • Payment terms and due dates • Delivery method, date, and location Supplier Support Complimentary services through our integrated online platform • Promote new products and tech via: Online notices On - site exhibitions • Our fulfillment solutions complement after - sales service and reduce cost Vendor Selection & Management Purchases from Suppliers Our suppliers mainly consist of domestic manufacturers and distributors . 485 965 FY2023 FY2024

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. Sales managers and representatives 60 * 3 + years experience in plastics and chemical industries ≥50% 8 years of industrial experience ≥10% • Inspection manual and protocols • Laws, regulations, and our quality standards Rigorous quality control procedures • Return and exchange protocols. • Penalties or delisting For defective products We believe that product quality is essential for maintaining our competitive position, as reliable and quality products foster customer satisfaction and confidence in our brand name. Regularly participate in various industry exhibitions Continued sales force expansion planned for 2025 to support business growth. 11 Quality Control Sales Quality Control & Sales Note: * As of August 8 , 2025.

Marketing and Promotion Activities

N.P.T 网塑科技

Online

TikTok Platform

- Post videos related to our products on TikTok to capture the attention of potential customers
- Showcase: product highlights, platform tutorials, industry updates
- Enhance user interest and engagement through visual and auditory appeal

WeChat Official Account

- Publish articles, news, and promotional information regularly
- Build long-term relationships, provide valuable content, and enhance customer loyalty

Offline

Trade Fairs and Conferences

- Participate in fairs like Chinaplas
- Organize specialized seminars and workshops tailored to the plastics and chemical industries
- Share industry trends and technical knowledge to attract targeted audiences

Collaboration with Industry Associations

- Join associations such as the WSU Alliance
- Participate in regional conferences and forums
- Collaborate with industry media: short videos, WeChat accounts, press releases, interviews, and ads
- Enhance brand exposure

Customer Meetings

- Conduct regular meetings at headquarters
- Share latest product information, industry trends, and solutions
- Strengthen customer relationships

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

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Facilities

Henan Polystyrene Factory

- Start date: January 2023
- Land area: ~170,000 m^2
- Current status: structural construction completed; major equipment and systems mostly installed
- Production commence time: 2H 2025
- Total estimated cost: RMB 791 million (~$140.1 million)

  ~ $6.0 million of government land transfer fee funding

  ~RMB 619 million (~ $85.6 million) have secured through capital injections from shareholders, convertible debt, loan, and funding from local government

Headquarters & Executive Offices

- Located in Shanghai, China
- 1,032 square meters of office spaces

Lease Offices

- Guangzhou, Anhui, Henan and Qingdao
- 2,061 square meters of office



See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

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An advanced supply chain management platform powered by technology and data • Proprietary software, cloud - based architecture for stability and efficiency • Big data analysis to optimize products and services • Enables efficient operation and new business opportunities Visionary founders and an experienced management team • Founders and leaders with over 14 years of industry experience • Expertise in chemicals, supply chain, technology, finance, and auditing • Established a new business model and strong market position One - stop solution for product procurement encompassing wide selection of products and ensuring timely and reliable fulfillment • Wide selection of quality products with competitive prices • Over 4 , 100 * SKUs Tailored product recommendations to enhance customer experience and spending • Scale - driven cost advantages and quality assurance • Professional, timely, and reliable fulfillment across China See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. 14 Investment Highlight Note: *As of December 31, 2024.

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. • Strong supplier relationships through scale • Best value for money with quality assurance • 4,100+ SKUs in plastics and chemicals* • Tailored recommendations to meet customers needs • Nationwide logistics via third - party partners • End - to - end service enhances customer loyalty Broad Product Selection Competitive Value Reliable Fulfillment 15 A one - stop procurement solution allowing customers to access a wide selection of quality products with competitive prices One - Stop Solution for Product Procurement Note: *As of December 31, 2024.

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. 16 An Advanced Supply Chain Management Platform Strong In - House Software Development Capabilities • Proprietary platform designed and developed to meet the procurement and logistics needs Strong IT Support • 26 full - time IT operations staff, accounting for ~12.81% of total headcounts* Reliable and Efficient System • Cloud servers and databases with different services deployed on different but inter - connected servers to enhance stability, reliability and efficiency of our system • Actively collect and analyze transaction data to develop insights and optimize our products and services Note: *As of June 30, 2025. Fiscal year ended June 30.

Hui Xu Chairman of the Board of Directors and Chief Executive Officer  Mr . Xu has served as our Chief Executive Officer and Chairman of the board of directors since March 2024 .  Mr . Xu has also served as the Chairman of the board of directors of Net Plastic Technology since 2020 .  Mr . Xu founded Zhongguang Yiyun Supply Chain Management Co . , Ltd . , a supply chain management service platform for industrial raw materials in June 2020 , and has served as its General Manager since then .  Mr . Xu also founded Shanghai Qinhui Information Technology Co . , Ltd . , a company focusing on researching and operating quantitative trading software and trading strategy models for commodity futures, in 2011 and has served as its General Manager since then .  Mr . Xu graduated with a Bachelor of Law degree from Nankai University in 1994 . Jian Huang Chief Technology Officer  Mr . Huang has served as our Chief Technology Officer since March 2024 .  Mr . Huang also served as the Chief Technology Officer of Net Plastic Technology since November 2021 .  Mr . Huang served as the Technical Director of the technology research and development department of Shanghai Yueshang Information Technology Co . , Ltd . , a commercial real estate information solution company, from April 2020 to November 2021 .  Mr . Huang was employed by Baisuo Qianxun (Shanghai) E - commerce Co . , Ltd . from April 2016 to March 2020 .  Mr . Huang graduated from the Computer Science program at Huaqiao University in 2005 and also obtained a bachelor’s degree in information management from Northeast Normal University in 2012 . Bo Ren Chief Financial Officer and Director  Mr . Ren has served as our Chief Financial Officer and director since March 2024 .  Mr . Ren also served as the Deputy General Manager and Chief Financial Officer of Net Plastic Technology since 2023 and served as Deputy General Manager of Finance and in other roles from June 2019 to October 2023 .  Mr . Ren served as a fund manager at Wuniu Equity Investment Management Co . , Ltd . , an equity investment company, from August 2018 to 2019 .  Mr . Ren graduated from the Northeast Forestry University with a Bachelor’s degree in accounting in July 2010 . See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. 17 Excellent Management Team

Wei Li Director Nominee  Ms . Li has been a Partner and the Chief Financial Officer of Beyond Consultancy Corporation since October 2019 .  Ms . Li has served as Chief Financial Officer of QDM International Inc . (OTCQB : QDMI), an insurance broker, since August 2024 .  Ms . Li has served as a director of MaxsMaking Inc . (Nasdaq : MAMK), a manufacturer of customized consumer goods in China since July 2025 .  Ms . Li held a bachelor’s degree in Business (Accountancy) from Queensland University Technology in Australia in 2006 .  Ms . Li has been a certified public accountant in Australia since 2010 , and became a Fellow of Certified Practice Accountant (FCPA) in 2024 . See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. 18 Independent Directors Lei Qin Director Nominee  Mr . Qin has served as the Senior Finance Manager of TUHU Car Inc (HKG : 9690 ), an integrated online and offline platform for automotive services, since September 2019 .  Mr . Qin served as Department Head of the Audit Department at Shanghai Haizhixin Houde Accounting Firm from July 2017 to July 2019 .  Mr . Qin worked at Deloitte Shanghai office as Audit Manager from September 2014 to June 2017 and as Audit Assistant and Audit Senior Assistant from July 2018 to September 2014 .  Mr . Qin graduated from Shanghai University of International Business and Economics with a bachelor’s degree in accounting in 2008 . Kang Zhou Director Nominee  Mr . Zhou has served as the Chief Executive Officer of Igvault HK Limited, an e - commerce company, since October 2021 .  Mr . Zhou served as Vice President at Shenzhen Meilian International Education Co . Ltd . , a foreign language education company from August 2011 to October 2021 .  Mr . Zhou worked as the Director of Strategic Operation at Hucais Printing Co . , Ltd . , a printing company, from September 2024 to August 2011 .  Mr . Zhou graduated from Jiangsu University majoring in international accounting in 1997 .  Mr . Zhou holds an EMBA degree from China Europe International Business School .

362 330 0 50 100 150 200 250 300 350 400 Total Market Capacity Market Demand Source: Industry report dated June 2025 by Sublime China Information Co., Ltd. M illion tons China's Plastics and Chemical Products Market in 2024 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. 19 Market Potential of Supply Chain Management Industry Industry Overview □ Digitization and Intelligence as Main Development Trends □ Customized Solutions to Enhance Competitiveness □ Broad Development Prospects Ahead The global market size has maintained stable growth and reached approximately $24 billion in 2024.

Unit: 10,000 tons Supply and Demand Forecast Data for Key Plastics and Chemical Products Markets in China See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. 0 50000 100000 150000 200000 250000 300000 350000 400000 450000 500000 2022 2023 2024 2025E 2026E 2027E Capacity Output Import Export Demand 20 Industry Overview Source: Industry report dated June 2025 by Sublime China Information Co., Ltd.

Growth Strategies • Continue to invest in technologies in areas such as user interface, mobile communication, data processing, and IT infrastructure • Focus on construction of risk control models, using user behavior data, transaction data, and third - party credit data . • Deepen data insights on trading of chemical and plastic raw materials to develop new services, products and business opportunities . Continue to Invest in Technology and Data to Enhance Our Supply Chain Management Platform • Provide superior trading experience for ecosystem participants • Increase and enhance cooperation with large suppliers by offering more streamlined integrated services • Enhance order management, warehousing, customs clearance, and fulfillment options • Attract more small and medium - sized companies and large distributors Further Optimize Our One - stop Solution Accelerate the Construction of o ur Polystyrene (Chemical and Plastic Raw Material) Factory in Henan Province, China • Start Date : January 2023 • Land Area : ~ 170 , 000 m² • Current Status : Structural construction completed ; major equipment and systems mostly installed • Planned Production Start : 2 H 2025 • Total Estimated Cost : RMB 791 million (~ $ 140 . 1 million) • Ownership : Fully owned and operated by Net Plastic New Material • Government Support : RMB 41 . 50 million ( $ 6 . 0 million), once operational and generating tax revenue • Funding Secured So Far : RMB 619 million ( $ 85 . 6 million) See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. 21

552.53 672.67 324.82 509.58 FY2023 FY2024 1H FY2024 1H FY2025 Revenue US$ million 83.1% 11.1% 5.8% 76.9% 21.5% 1.7% FY2023 FY2024 Revenue Breakdown 21.7 % See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. 22 Financial Highlights Note: Fiscal year ended June 30. First six month ended December 31. 56.9% 74.2% 22.4% 3.4% 72.9% 27.1% 0.0% 1H FY2024 1H FY2025 Basic chemicals Plastic particles Other products

3.53 4.82 2.22 3.87 FY2023 FY2024 1H FY2024 1H FY2025 Gross Profit and Gross Profit Margin US$ million Note: Fiscal year ended June 30. First six month ended December 31. 0.6% 0.7% Gross Margin 2.09 2.51 3.32 2.26 FY2023 FY2024 1H FY2024 1H FY2025 Net Income See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. 36.3% 20.2% 23 Financial Highlights US$ million 74.1% 0.7% 0.8%

lssuer ： Texxon Holding Limited Email: ir@totrade.cn Tel: +86 574 - 62629970 Address: 703, Block A, 1799 Wuzhong Road Minhang District Shanghai, China, 200355 Underwriter ： D. Boral Capital LLC. Email: dbccapitalmarkets@dboralcapital.com Tel: +1 (212) 970 - 5150 Address: 590 Madison Ave 39th Floor New York, NY 10022 24 Contact